Exhibit 10.2

AMENDMENT
TO
EMPLOYMENT AGREEMENT

THIS AMENDMENT TO EMPLOYMENT AGREEMENT (this “Amendment”) is made and entered into effective as of December 31, 2008 by and between, LMI AEROSPACE, INC., a Missouri corporation (the “Corporation”) and ____________________ (“Employee”).

Whereas, the Corporation and Employee are parties to an employment agreement between the Corporation and Employee dated as of _____________ (the “Employment Agreement”), a copy of which is attached and incorporated herein by reference;

Whereas, the Corporation and Employee have agreed to amend the Employment Agreement;

Whereas, Section 11 of the Employment Agreement provides that amendments thereto must be in writing and signed by both parties;

NOW, THEREFORE, the Corporation and Employee do hereby agree to the following:

1.           Section 2(A) of the Employment Agreement is hereby deleted and replaced with the following (no subsections of 2(A) are deleted, replaced or revised unless otherwise specified in this Amendment to the Employment Agreement):

(A)           The initial term of Employee’s employment under this Agreement shall commence on the date of this Agreement (the “Commencement Date”) and shall terminate on January 1, 2010; provided, however, that this Agreement shall automatically extend for successive one-year terms unless not later than October 31 of any year beginning in 2009, either party has given written notice to the other party of its or his intention not to extend the term of this Agreement (in which case, this Agreement shall terminate at the end of the then-current term); and provided, further, that the term of employment may be terminated upon the earlier occurrence of any of the following events:

2.           Section 2(A)(7) of the Employment Agreement is hereby deleted and replaced with the following:

(7)           At the Employee’s option, after providing the Corporation with at least thirty (30) calendar days advance written notice of his intention to terminate the employment relationship.

If employment is terminated for any of the reasons set forth in subparagraphs (3) through (7) of this section 2(A), Employee shall be entitled to receive only the Base Salary (as that term is hereinafter defined) accrued but unpaid as of the date of the termination and shall be ineligible to receive any additional compensation or severance pay.  If, on the other hand, employment is terminated by the Corporation during the term of this Agreement for any reason other than those set forth in paragraphs (3) through (7) of this section 2(A), subject to the conditions set forth in paragraphs 2(C) and (D) of this Agreement, the Corporation shall provide severance pay to Employee in an amount based upon his length of service with the Corporation.  Specifically, the Corporation shall provide Employee with six (6) months of Base Salary if he has less than five (5) years of service with the Corporation as of the date of his termination and with twelve (12) months of Base Salary if he has five (5) or more years of service with the Corporation as of the date of his termination.  Such severance pay shall be paid in equal monthly installments commencing immediately after the termination.  Notwithstanding the foregoing, if at the time of Employee’s termination, Employee is considered a ‘specified employee’ within the meaning of Section 409A(a)(2) of the Code, and if any payment that Employee becomes entitled to under this Agreement would be considered deferred compensation subject to Section 409A of the Code, then no such payment shall be payable prior to the date that is earlier of (1) six months and one day after Employee’s termination, or (2) Employee’s death, and the initial payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for application of this provision.

3.           Section 2(C) of the Employment Agreement is hereby deleted and replaced with the following Paragraph (C):

(C)           The severance pay provided for in section 2(A) and 2(B) of this Agreement shall be paid in equal monthly installments commencing immediately after the termination.  Notwithstanding the foregoing, if at the time of Employee’s termination, Employee is considered a ‘specified employee’ within the meaning of Section 409A(a)(2) of the Code, and if any payment that Employee becomes entitled to under this Agreement would be considered deferred compensation subject to Section 409A of the Code, then no such payment shall be payable prior to the date that is earlier of (1) six months and one day after Employee’s termination, or (2) Employee’s death, and the initial payment shall include a catch-up payment covering amounts that would otherwise have been paid during the six-month period but for application of this provision.  For purposes of calculating the present value of the severance pay, the discount rate shall be the prime rate quoted in the Wall Street Journal on the day the Corporation elects to pay the present value of the severance pay in a lump sum.

4.           The first sentence of Section 3(B) of the Employment Agreement is hereby deleted and replaced with the following:

(B)           With respect to each complete fiscal year of the Corporation during which (i) the Employee is employed under the terms of this Agreement as of the first day of the next fiscal year, and (ii) the Corporation's "Annual Income from Operations" (as that term is hereinafter defined) is more than Ten Million Dollars ($10,000,000.00), the Corporation shall pay to Employee, in addition to the Base Salary, an annual "Performance Bonus".

5.           All references in the Employment Agreement to the “Agreement” and any other references of similar import shall henceforth mean the Employment Agreement as amended by this Amendment.

6.           In the event of a conflict between the provisions of this Amendment and the provisions of the Employment Agreement (without regard to this Amendment), the provisions of this Amendment shall control.  All defined terms appearing in this Amendment shall continue to have the same meaning as provided in the Employment Agreement, unless modified by this Amendment.

7.           Except to the extent specifically amended by this Amendment, all of the terms, provisions, conditions, covenants, representations and warranties contained in the Employment Agreement shall be and remain in full force and effect and the same are hereby ratified and confirmed.

8.           This Amendment shall be binding upon and inure to the benefit of the Corporation and Employee and their respective heirs, executors, administrators, legal administrators, successors and permitted assigns.

9.           This Amendment shall be governed by and construed in accordance with the substantive laws of the State of Missouri (without reference to conflict of law principles).

[Signatures follow on next page.]

The parties have executed this Amendment to Employment Agreement as of the date first above- written.

LMI AEROSPACE, INC.

(“Corporation”)

By:
Ronald S. Saks, President

(“Employee”)